Exhibit 99.(a)(5)(iv)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Financial Statements” in the Schedule TO Tender Offer Statement and the use of our reports dated December 22, 2009 and December 22, 2008 on Korea Equity Fund, Inc. for the fiscal years ended October 31, 2009 and October 31, 2008, respectively, which are incorporated by reference in the Schedule TO Tender Offer Statement and the Offer to Purchase for Cash by Korea Equity Fund, Inc.

/s/ ERNST & YOUNG LLP ERNST & YOUNG LLP

New York, New York
November 15, 2010